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                                                                      Exhibit 11


                     POTASH CORPORATION OF SASKATCHEWAN INC.
                        COMPUTATION OF PER SHARE EARNINGS
                    FOR THE QUARTER ENDED SEPTEMBER 30, 1999

                  (Figures and amounts expressed in thousands,
                    except per share and per option amounts)

                                                                   Q3-1999         Q3-1998
                                                                -----------     ------------
A  Net income as reported, Canadian GAAP ...................    $  (524,244)    $     54,704

B  Items adjusting net income ..............................    $  (167,363)            --

C  Net income, US GAAP (A+B) ...............................    $  (691,607)    $     54,704

D  Weighted average number of shares outstanding ...........         54,269           54,235

E  Options outstanding to purchase equivalent shares .......          2,939            2,131

F  Average exercise price per option .......................    $     70.44     $      71.27

G  Average market price per share ..........................    $     54.14     $      63.98

H  Period end market price per share .......................    $     51.63     $      52.63

I  Rate of Return available on option proceeds .............           5.00%            5.00%

   CANADIAN GAAP

   Basic earnings per share (A/D) ..........................    $     (9.66)    $       1.01

   Fully diluted earnings per share

J  Imputed earnings on options proceeds ((E*F*I)/4) ........    $     2,588     $      1,898

   Fully diluted earnings per share ((A+J)/(D+E)) ..........    $     (9.12)    $       1.00

   UNITED STATES GAAP

   Basic earnings per share (C/D) ..........................    $    (12.74)    $       1.01

   Fully diluted earnings per share

K  Net additional shares issuable (E-(E*F/G)) ..............              0                0

   Fully diluted earnings per share (C/(D+K)) ..............    $    (12.74)    $       1.01